Exhibit 10.15
FORM OF
STOCK OPTION AGREEMENT
     THIS AGREEMENT, dated as of                                          , 2007 (the “Grant Date”) is made by and between HCA Inc., a Delaware corporation (hereinafter referred to as the “Company”), and the individual whose name is set forth on the signature page hereof, who is an employee of the Company or a Subsidiary or Affiliate of the Company, hereinafter referred to as the “Optionee”. Any capitalized terms herein not otherwise defined in Article I shall have the meaning set forth in the 2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates (the “Plan”).
     WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and
     WHEREAS, the Compensation Committee of the Board of Directors of the Company (or, if no such committee is appointed, the Board of Directors of the Company) (the “Committee”) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Option provided for herein to the Optionee as an incentive for increased efforts during his term of office with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officers to issue said Option;
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE I
DEFINITIONS
     Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.
Section 1.1.   Base Price
     “Base Price” shall mean $51.00.
Section 1.2.   Cause
     “Cause” shall mean “Cause” as such term may be defined in any employment agreement or change-in-control agreement in effect at the time of termination of employment between the Optionee and the Company or any of its Subsidiaries or Affiliates, or, if there is no such employment or change-in-control agreement, “Cause” shall mean (i) willful and continued failure by Optionee (other than by reason of a Permanent Disability) to perform his or her material duties with respect to the Company or it Subsidiaries which continues beyond ten (10) business days after a written demand for substantial performance is delivered to Optionee by the Company (the “Cure Period”); (ii) willful or intentional engaging by Optionee in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company, the Investors or their respective Affiliates; (iii) conviction of, or a plea of nolo contendere to, a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor for which a sentence of more than six months’ imprisonment is imposed; or (iv) willful and material breach of the Management Stockholder’s Agreement or related agreements, or Optionee’s engaging in any action in breach of restrictive covenants made by Optionee under the Management Stockholder’s Agreement or any employment or change-in-control agreement between the Optionee and the Company or any of its Subsidiaries, which continues beyond the Cure Period (to the extent that, in the Board’s reasonable judgment, such breach can be cured).
Section 1.3.   Closing Date
     “Closing Date” shall have the same meaning as that term is defined in the Merger Agreement.
Section 1.4.   EBITDA Performance Option
     “EBITDA Performance Option” shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of shares of Common Stock set forth on the signature page hereof opposite the term EBITDA Performance Option.
Section 1.5.   Fiscal Year
     “Fiscal Year” shall mean each of the 2007, 2008, 2009, 2010, and 2011 fiscal years of the Company (which, for the avoidance of doubt, ends on December 31 of any given calendar year).
Section 1.6.   Good Reason
     “Good Reason” shall mean “Good Reason” as such term may be defined in any employment agreement or change-in-control agreement in effect at the time of termination of employment between the Optionee and the Company or any of its Subsidiaries or Affiliates, or, if there is no such employment or change-in-control agreement, “Good Reason” shall mean (i) (A) a reduction in Optionee’s base salary (other than a general reduction in base salary that affects all similarly situated employees (defined as all employees within the same Company pay grade as that of Optionee) in substantially the same proportions that the Board implements in good faith after consultation with the Chief Executive Officer (“CEO”) and Chief Operating Officer of the Company); (B) a reduction in Optionee’s annual incentive compensation opportunity; or (C) the reduction of benefits payable to Optionee under the Company’s Supplemental Executive Retirement Plan (if Optionee is a participant in such plan), in each case other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after Optionee gives the Company written notice of such event; provided that the events described in (i)(A) or (i)(B) above will not be deemed to give rise to Good Reason if employment is terminated, but Optionee declines an offer of employment involving a loss of compensation of less than 15% from a purchaser, transferee, outsourced vendor, new operating entity or affiliated employer; (ii) a substantial diminution in Optionee’s title, duties and responsibilities, other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after Optionee gives the Company written notice of such event; or (iii) a transfer of Optionee’s primary workplace to a location that is more than twenty (20) miles from his or her workplace as of the date of this Agreement; provided that Good Reason shall not be deemed to occur merely because Optionee’s willful decision to change position or status within the Company or any of its Subsidiaries causes one or more of the occurrences described in (i), (ii), or (iii) to come about.
Section 1.7.   Investor Return
     “Investor Return” shall mean, on any date, as determined on a fully diluted, per Share basis, all cash proceeds actually received by the Investors after the Closing Date in respect of their shares of Common Stock, including the receipt of any cash dividends or other cash distributions thereon. The Fair Market Value of any shares of Common Stock distributed by the Investors to their limited partners shall be deemed to be “cash proceeds” for purposes of this definition.
Section 1.8.   Management Stockholder’s Agreement
     “Management Stockholder’s Agreement” shall mean that certain Management Stockholder’s Agreement between the Optionee and the Company.
Section 1.9.   Option
     “Option” shall mean the aggregate of the Time Option, the EBITDA Performance Option, and the Return Performance Option granted under Section 2.1 of this Agreement.
Section 1.10.   Merger Agreement
     “Merger Agreement” shall mean the Agreement and Plan of Merger by and Among HCA Inc., Hercules Holdings II, LLC, and Hercules Acquisition Corporation, dated July 24, 2006.
Section 1.11.   Permanent Disability
     “Permanent Disability” shall mean “Disability” as such term is defined in any employment agreement between Optionee and the Company or any of its Subsidiaries, or, if there is no such employment agreement, “Disability” as defined in the long-term disability plan of the Company.
Section 1.12.   Retirement
     “Retirement” shall mean Optionee’s resignation (other than for Good Reason) from service with the Company and its Service Recipients (i) after attaining 65 years of age or (ii) after attaining 60 years of age and completing thirty-six (36) months of service with the Company or any Service Recipients following the Closing Date.

Section 1.13.   Return Performance Option
     “Return Performance Option” shall mean the option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of shares of Common Stock set forth on the signature page hereof opposite the term Return Performance Option.
Section 1.14.   Secretary
     “Secretary” shall mean the Secretary of the Company.
Section 1.15.   Time Option
     “Time Option” shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of shares of Common Stock set forth on the signature page hereof opposite the term Time Option.
ARTICLE II

GRANT OF OPTIONS
Section 2.1.   — Grant of Options
     For good and valuable consideration, on and as of the date hereof the Company irrevocably grants to the Optionee the following Stock Options: (a) the Time Option, (b) the EBITDA Performance Option, and (c) the Return Performance Option, in each case on the terms and conditions set forth in this Agreement.
Section 2.2.   — Exercise Price
     Subject to Section 2.4, the exercise price of the shares of Common Stock covered by the Option (the “Exercise Price”) shall be as set forth on the signature page hereof.
Section 2.3.   — No Guarantee of Employment
     Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any Subsidiary or Affiliate or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which are hereby expressly reserved, to terminate the employment of the Optionee at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, the Optionee’s employment agreement with the Company or offer letter provided by the Company to the Optionee.
Section 2.4.   — Adjustments to Option
     The Option shall be subject to the adjustment provisions of Sections 8 and 9 of the Plan, provided, however, that in the event of the payment of an extraordinary dividend by the Company to its stockholders, then; first, the Exercise Prices of the Option shall be reduced by the amount of the dividend paid, but only to the extent the Committee determines it to be permitted under applicable tax laws and it will not have adverse tax consequences to the Optionee; and, if such reduction cannot be fully effected due to such tax laws, second, the Company shall pay to the Optionee a cash payment, on a per Share basis, equal to the balance of the amount of the dividend not permitted to be applied to reduce the Exercise Price of the applicable Option as follows: (a) for each Share subject to a vested Option, immediately upon the date of such dividend payment; and (b), for each Share subject to an unvested Option, on the date on which such Option becomes vested and exercisable with respect to such Share.
ARTICLE III
PERIOD OF EXERCISABILITY
Section 3.1.   — Commencement of Exercisability
     (a) So long as the Optionee continues to be employed by the Company or any other Service Recipients, the Option shall become exercisable pursuant to the following schedules:
          (i) Time Option. The Time Option shall become vested and exercisable with respect to 20% of the Shares subject to such Option on each of the first five anniversaries of the Grant Date.
          (ii) EBITDA Performance Option. The EBITDA Performance Option shall be eligible to become vested and exercisable as to 20% of the Shares subject to such Option at the end of each of the five Fiscal Years if the Company, on a consolidated basis, achieves its annual EBITDA targets as set forth in Schedule A attached hereto (each an “EBITDA Target”) for the given Fiscal Year. Notwithstanding the foregoing, in the event that an EBITDA Target is not achieved in a particular Fiscal Year, then that portion of the EBITDA Performance Option that was eligible to vest but failed to vest due to the Company’s failure to achieve its EBITDA Target shall nevertheless vest and become exercisable at the end of any subsequent Fiscal Year (or the 2012 fiscal year) if the cumulative EBITDA Target (each a “Cumulative EBITDA Target”) set forth on Schedule A attached hereto is achieved on a cumulative basis at the end of such Fiscal Year (or the 2012 fiscal year) with respect to all then completed Fiscal Years;
          (iii) Return Performance Option. The Return Performance Option shall be eligible to become vested and exercisable as to:
(A)	10% of the Shares subject to such Option at the end of each of the five Fiscal Years, if and to the extent that on any such date, the Investor Return is at least equal to 2.0 times the Base Price (the “2x Return Performance Option”); and

(B)	10% of the Shares subject to such Option at the end of each of the five Fiscal Years, if and to the extent that on any such date, the Investor Return is at least equal to 2.5 times the Base Price (the “2.5x Return Performance Option”).

Notwithstanding the foregoing, in the event that the applicable Investor Return is not achieved in a particular Fiscal Year, then any portion of the Return Performance Option that was eligible to vest but failed to vest due to the Investor Return not achieving the applicable multiple (as set forth above) shall nevertheless vest and become exercisable on any subsequent date occurring prior to the tenth anniversary of the Grant Date, if the applicable Investor Return is achieved on such subsequent date, so long as the Optionee remains employed by the Company or any other Service Recipient.
     (b) Notwithstanding the foregoing, upon the occurrence of a Change in Control:
          (i) the Time Option shall become immediately exercisable as to 100% of the shares of Common Stock subject to such Option immediately prior to a Change in Control (but only to the extent such Option has not otherwise terminated or become exercisable);
          (ii) the EBITDA Performance Option shall become immediately exercisable as to 100% of the shares of Common Stock subject to such Option immediately prior to a Change in Control (but only to the extent such Option has not otherwise terminated or become exercisable) if (x) the EBITDA Targets have been achieved for each of the Fiscal Years completed on or prior to such event, (y) on the date of the occurrence of such event, the Company’s cumulative EBITDA for all of the Fiscal Years occurring after the Grant Date through such date meets or exceeds the Cumulative EBITDA Target for all such Fiscal Years, or (z) as a result of the Change in Control, the Investors Group achieves an Investor Return of at least 2.5 times the Base Price; provided that for purposes of clause (y) above, if the Change in Control occurs during a fiscal year, the Cumulative EBITDA Target for such fiscal year shall be equitably adjusted in good faith by the Board in consultation with the CEO of the Company to reflect that portion of the then current fiscal year that has elapsed through the date of the Change in Control; and
          (iii) the Return Performance Option shall become 100% immediately exercisable as to the shares of Common Stock subject to such Option immediately prior to a Change in Control (but only to the extent such Option has not otherwise terminated or become exercisable) if, as a result of such event, (x) with respect to the Shares subject to the 2x Return Performance Option, the Investor Group achieves an Investor Return of 2.0 times the Base Price and (y) with respect to the Shares subject to the 2.5x Return Performance Option, the Investor Group achieves an Investor Return of 2.5 times the Base Price.
     (c) Notwithstanding the foregoing, no Option shall become exercisable as to any additional shares of Common Stock following the termination of employment of the Optionee for any reason and any Option, which is unexercisable as of the Optionee’s termination of employment, shall immediately expire without payment therefor.
Section 3.2.   — Expiration of Option
     Except as otherwise provided in Section 6 or 7 of the Management Stockholder’s Agreement, the Optionee may not exercise the Option to any extent after the first to occur of the following events:

     (a) The tenth anniversary of the Grant Date so long as the Optionee remains employed with the Company or any Service Recipient through such date;
     (b) The third anniversary of the date of the Optionee’s termination of employment with the Company and all Service Recipients, if the Optionee’s employment is terminated by reason of death or Permanent Disability (unless earlier terminated as provided in Section 3.2(h) below);
     (c) Immediately upon the date of the Optionee’s termination of employment by the Company and all Service Recipients for Cause;
     (d) One hundred and eighty (180) days after the date of an Optionee’s termination of employment by the Company and all Service Recipients without Cause (for any reason other than as set forth in Section 3.2(b));
     (e) One hundred and eighty (180) days after the date of an Optionee’s termination of employment with the Company and all Service Recipients by the Optionee for Good Reason;
     (f) One hundred and eighty (180) days after the date of an Optionee’s termination of employment with the Company and all Service Recipients by the Optionee upon Retirement.
     (g) Thirty (30) days after the date of an Optionee’s termination of employment with the Company and all Service Recipients by the Optionee without Good Reason (except due to Retirement, death or Permanent Disability);
     (h) The date the Option is terminated pursuant to Section 6 or 7 of the Management Stockholder’s Agreement; or
     (i) At the discretion of the Company, if the Committee so determines pursuant to Section 9 of the Plan.
ARTICLE IV
EXERCISE OF OPTION
Section 4.1.   — Person Eligible to Exercise
     During the lifetime of the Optionee, only the Optionee (or his or her duly authorized legal representative) may exercise an Option or any portion thereof. After the death of the Optionee, any exercisable portion of an Option may, prior to the time when an Option becomes unexercisable under Section 3.2, be exercised by his personal representative or by any person empowered to do so under the Optionee’s will or under the then applicable laws of descent and distribution.

Section 4.2.   — Partial Exercise
     Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole shares of Common Stock only.
Section 4.3.   — Manner of Exercise
     An Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary or his office all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:
     (a) Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;
     (b) (i) Full payment (in cash or by check or by a combination thereof) for the shares with respect to which such Option or portion thereof is exercised or (ii) indication that the Optionee elects to have the number of Shares that would otherwise be issued to the Optionee reduced by a number of Shares having an equivalent Fair Market Value to the payment that would otherwise be made by Optionee to the Company pursuant to clause (i) of this subsection (b);
     (c) (i) Full payment (in cash or by check or by a combination thereof) to satisfy the minimum withholding tax obligation with respect to which such Option or portion thereof is exercised or (ii) indication that the Optionee elects to have the number of Shares that would otherwise be issued to the Optionee upon exercise of such Option (or portion thereof) reduced by a number of Shares having an aggregate Fair Market Value, on the date of such exercise, equal to the payment to satisfy the minimum withholding tax obligation that would otherwise be required to be made by the Optionee to the Company pursuant to clause (i) of this subsection (c);
     (d) A bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the shares of Common Stock are being acquired for his own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act of 1933, as amended (the “Act”), and then applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Committee may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal or state securities laws or regulations; and

     (e) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the option.
Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on exercise of an Option does not violate the Act, and may issue stop-transfer orders covering such shares. Share certificates evidencing stock issued on exercise of this Option shall bear an appropriate legend referring to the provisions of subsection (d) above and the agreements herein. The written representation and agreement referred to in subsection (d) above shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Act, and such registration is then effective in respect of such shares.
Section 4.4.   — Conditions to Issuance of Stock Certificates
     The shares of stock deliverable upon the exercise of an Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares, which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:
     (a) The obtaining of approval or other clearance from any state or federal governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable;
     (b) The execution by the Optionee of the Management Stockholder’s Agreement and a Sale Participation Agreement; and
     (c) The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience or as may otherwise be required by applicable law.
Section 4.5.   — Rights as Stockholder
     Except as otherwise provided in Section 2.4 of this Agreement, the holder of an Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of the Option or any portion thereof unless and until certificates representing such shares shall have been issued by the Company to such holder.

ARTICLE V
MISCELLANEOUS
Section 5.1.   — Administration
     The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.
Section 5.2.   — Option Not Transferable
     Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.
Section 5.3.   — Notices
     Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Optionee shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to him. Any notice, which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.3. Any notice shall have been deemed duly given when (i) delivered in person, (ii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, or (iii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with fees prepaid) in an office regularly maintained by FedEx, UPS, or comparable non-public mail carrier.
Section 5.4.   — Titles; Pronouns
     Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 5.5.   — Applicability of Plan, Management Stockholder’s Agreement and Sale Participation Agreement
     The Option and the shares of Common Stock issued to the Optionee upon exercise of the Option shall be subject to all of the terms and provisions of the Plan, the Management Stockholder’s Agreement and a Sale Participation Agreement, to the extent applicable to the Option and such Shares.
Section 5.6.   — Amendment
     Subject to Section 10 of the Plan, this Agreement may be amended only by a writing executed by the parties hereto, which specifically states that it is amending this Agreement.
Section 5.7.   — Governing Law
     The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
Section 5.8.   — Arbitration
     In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. Such arbitration process shall take place within the Nashville, Tennessee metropolitan area. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator. If the Optionee substantially prevails on any of his or her substantive legal claims, then the Company shall reimburse all legal fees and arbitration fees incurred by the Optionee to arbitrate the dispute.
[Signatures on next page.]

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

HCA INC.

By:

Its:

Option Grants:

Aggregate number of shares of Common Stock for which the Time Option granted hereunder is exercisable (100% of number of shares):

Aggregate number of shares of Common Stock for which the EBITDA Performance Option granted hereunder is exercisable (100% of the number of shares):

Aggregate number of shares of Common Stock for which the Return Performance Option granted hereunder is exercisable (100% of number of shares):

Exercise Price of all options:	$51.00 per share

Grant Date:	, 2007

OPTIONEE:

Address

[Signature Page of Stock Option Agreement]